Exhibit 99.1

MoneyGram International Announces First Quarter 2008 Results

Money Transfer Volume Grows 22 Percent

MINNEAPOLIS--(BUSINESS WIRE)--MoneyGram International, Inc. (NYSE:MGI), today announced first quarter 2008 financial results. Following are significant items affecting operating results during the first quarter of 2008:

  Fee and other revenue increased 23 percent to $262.8 million in the first quarter of 2008 from $213.1 million in the first quarter of 2007 driven by continued growth in money transfer transaction (including bill payment services) volume.
  Global Funds Transfer segment fee and other revenue grew 25 percent in the first quarter of 2008 over 2007, driven by 25 percent growth in money transfer transaction (including bill payment services) revenue and 22 percent growth in money transfer transaction (including bill payment services) volume.
  Recorded $307.3 million of net securities losses due to the realignment of the investment portfolio and other–than-temporary impairments recorded during the quarter.
  Investment commissions expense reflects a loss of $57.0 million on swaps related to commissions payable in the official check business due to the restructuring of that business.
  Interest expense increased to $14.8 million in the first quarter of 2008 from $2.0 million in 2007 due to higher outstanding debt as well as higher interest rates during the first quarter of 2008 and a loss of $6.2 million recognized on interest rate swaps related to the extinguishment of debt.
  Expenses included costs of $7.7 million and $1.5 million of a debt extinguishment loss incurred for the capital transaction discussed below.
  Net loss of $360.9 million or $4.40 loss per share as a result of the aforementioned items.
  Completed a capital transaction on March 25, 2008 pursuant to which MoneyGram received $1.5 billion of gross equity and debt capital to support the long-term needs of the business and provide necessary capital due to investment portfolio losses. The net proceeds were invested in cash and cash equivalents to supplement unrestricted assets.

Philip Milne, president and chief executive officer said, "I want to thank our employees for their efforts and contributions during a challenging period. We were able to complete another strong quarter in the money transfer business, despite the distractions posed by the recapitalization process, and continue to execute at providing affordable, reliable, and convenient payment services to our consumers and business partners. Our first quarter money transfer results continue to demonstrate the global growth opportunity in the money transfer business.”

Segment Highlights

MoneyGram operates in two reportable business segments, Global Funds Transfer and Payment Systems.

Global Funds Transfer
			2008
			vs.
Three Months Ended March 31,	2008	2007	2007
(Amounts in Thousands)

Money Transfer (including Bill Payment)
Fee and other revenue	$236,885	$188,850	25%
Investment revenue	706	1,246	(43%)
Net securities (losses) gains	(3,735)	8	NM
Total Money Transfer revenue (including Bill Payment)	233,856	190,104	23%
Retail Money Order and other
Fee and other revenue	16,932	14,984	13%
Investment revenue	8,849	21,369	(59%)
Net securities (losses) gains	(40,638)	179	NM
Total Retail Money Order and other (losses) revenue	(14,857)	36,532	NM
Total Global Funds Transfer revenue
Fee and other revenue	253,817	203,834	25%
Investment revenue	9,555	22,615	(58%)
Net securities (losses) gains	(44,373)	187	NM
Total Global Funds Transfer revenue	218,999	226,636	(3%)
Commissions expense	(116,563)	(95,032)	23%
Net revenue	$102,436	$131,604	(22%)
Operating (loss) income	$(3,672)	$37,551	NM
Operating margin	(1.7%)	16.6%

NM = Not meaningful

Total revenue for the Global Funds Transfer segment is comprised primarily of fees on money transfers, as well as fees on retail money orders and urgent bill payment products, investment revenue and securities gains and losses. Total revenue decreased $7.6 million, or 3 percent, in the first quarter of 2008 over the first quarter of 2007, due to net securities losses of $44.4 million that were recorded from the investment portfolio and allocated to this segment and lower investment revenue.

Total fee and other revenue for the Global Funds Transfer segment increased $50.0 million, or 25 percent, in the first quarter of 2008 over the first quarter of 2007, and continues to be driven by the growth in the money transfer business (including bill payment services). Money transfer fee and other revenue (including bill payment services) grew 25 percent while money transfer transaction volume (including bill payment services) increased 22 percent in the first quarter of 2008 as a result of network expansion and targeted pricing initiatives. The higher growth in money transfer fee and other revenue over transaction volume is due to changes in product mix (money transfer versus bill payment) and the Euro exchange rate.

Domestic originated transactions (including bill payment), which contribute lower revenue per transaction, increased 22 percent, in the first quarter of 2008, compared to the first quarter of 2007, while internationally originated transactions (outside of North America) increased at a rate of 30 percent from the prior year. Transaction volume to Mexico grew 4 percent in the first quarter of 2008 over the first quarter of 2007 reflecting slowing growth resulting from the economic conditions in the U.S. housing market and immigration concerns.

The growth in money transfer continues to reflect network expansion and continued targeted pricing initiatives to provide a strong consumer value proposition supported by targeted marketing efforts. The money transfer agent base expanded 33 percent, to about 152,000 locations, in the first quarter of 2008 over the first quarter of 2007, primarily due to international agent growth.

Fee and other revenue for retail money order and other products increased 13 percent in the first quarter of 2008 compared to the first quarter of 2007, primarily due to the acquisition of PropertyBridge which closed in October of 2007. Fee and other revenue for retail money order for the first quarter of 2008 decreased four percent compared to the first quarter of 2007, which is in line with declines in volume. These declines are expected to continue.

Investment revenue in Global Funds Transfer decreased 58 percent in the first quarter of 2008 compared to the first quarter of 2007, primarily from the decrease in investment balances resulting from the realignment of the investment portfolio away from asset-backed securities into highly liquid assets. Net securities losses in the first quarter of 2008 reflect the realized losses and other-than-temporary impairments that were recorded on the investment portfolio and allocated to this segment.

Commissions expense in the first quarter of 2008 increased 23 percent compared to the same period in 2007, primarily driven by higher money transfer transaction volume, tiered commission rates paid to certain agents and increases in the Euro exchange rate. Higher money transfer transaction volumes increased fee commissions expense by $20.3 million, while higher average commissions per transaction, primarily from tiered commissions, increased commissions by $3.4 million.

Operating loss of $3.7 million and operating margin of (1.7) percent for the first quarter of 2008 reflects the net securities losses of $44.4 million that were recorded on the investment portfolio and allocated to this segment, as well as lower investment revenue, partially offset by the growth in money transfer.

Payment Systems
			2008
			vs.
Three Months Ended March 31,	2008	2007	2007
(Amounts in Thousands)

Official check and payment processing revenue
Fee and other revenue	$ 3,432	$ 3,256	5%
Investment revenue	51,148	72,247	(29%)
Net securities (losses) gains	(258,303)	666	NM
Total official check and payment processing (losses) revenue	(203,723)	76,169	NM
Other revenue
Fee and other revenue	5,388	5,878	(8%)
Investment revenue	930	1,140	(18%)
Net securities (losses) gains	(4,624)	10	NM
Total other revenue	1,694	7,028	(76%)
Total Payment Systems revenue
Fee and other revenue	8,820	9,134	(3%)
Investment revenue	52,078	73,387	(29%)
Net securities (losses) gains	(262,927)	676	NM
Total Payment Systems (losses) revenue	(202,029)	83,197	NM
Commissions expense	(97,558)	(57,228)	70%
Net (loss) revenue	$ (299,587)	$ 25,969	NM
Operating (loss) income	$ (314,853)	$ 9,566	NM
Operating margin	NM	11.5%

NM = Not meaningful

Total revenue includes investment revenue, net securities gains and losses, per-item fees charged to our official check financial institution customers and fees earned on the rebate processing business. The net loss in the Payment Systems segment of $299.6 million in the first quarter of 2008 reflects the net securities losses of $262.9 million that were recorded in the investment portfolio and allocated to this segment. In addition, investment revenue decreased $21.3 million, or 29 percent, in the first quarter of 2008 due to the substantial decrease in investment balances and lower yields earned.

In the first quarter of 2008, MoneyGram initiated a restructuring of the official check business by changing the commission structure and exiting certain large customer relationships which will enable the Company to continue to provide these essential services to small- to mid-sized institutions. The Company has termination agreements with nine of its top ten financial institutions as of March 31, 2008. We anticipate the balances associated with these institutions will runoff over the next two years. At the end of April, the Company sent out letters repricing the commission rate paid to the majority of its other official check financial institution customers. The new lower commission rates will take effect by the end of the second quarter.

Commission expense increased 70 percent in the first quarter of 2008, compared to the first quarter of 2007, reflecting the recognition of a $57.0 million loss on interest rate swaps related to commissions payable resulting from the restructuring of the official check business.

Operating loss in the first quarter of 2008 was $314.9 million, reflecting the net securities losses of $262.9 million that were recorded in the investment portfolio and allocated to this segment as well as the decrease in investment balances and lower yields earned on the realigned portfolio and the loss on commissions swaps. Payment Systems profit margin will continue to be adversely affected by declines in the average investable balances from the official check restructuring and declines in investment yield from the lower federal funds rate and the realignment of the portfolio. The Company anticipates that commissions expense will decline as a result of lower average investable balances and the repricing of the commission structure. The Company cannot predict the level of terminations by financial institution customers as a result of the repricing initiatives.

Capital Transaction

As previously announced, MoneyGram completed a capital transaction on March 25, 2008 pursuant to which the Company received $1.5 billion of gross equity and debt capital to support the long-term needs of the business and provide necessary capital due to investment portfolio losses. The equity component consisted of a $760.0 million private placement of participating convertible preferred stock. The debt component consisted of the issuance of $500.0 million of senior secured second lien notes with a ten year maturity. MoneyGram also entered into a senior secured amended and restated credit agreement amending the Company’s existing $350.0 million debt facility to increase the facility by $250.0 million to a total facility size of $600.0 million. The new facility includes $350.0 million in two term loan tranches and a $250.0 million revolving credit facility. The Company has availability under the revolving facility of $100.0 million. The net proceeds of the capital transaction were invested in cash and cash equivalents to supplement our unrestricted assets. Under the terms of the equity instruments and debt issued in connection with the capital transaction, the Company has a limited ability to pay dividends on its common stock and therefore does not anticipate declaring any dividends for common stock during 2008.

Description of Tables

Table One – Consolidated Statements of (Loss)Income

Table Two - Consolidated Balance Sheets

Conference Call and Webcast

MoneyGram International will have a conference call today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss the first quarter of 2008. Phil Milne, chief executive officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling (800) 561-2718 in the U.S. The participant passcode is 97390676. The conference call will also be webcast through the company’s website at www.moneygram.com. A replay of the conference call and webcast will be available one hour after the call concludes through 5:00 p.m. EDT on May 22, 2008. The replay of the call is available at (888) 286-8010 for U.S. callers or (617) 801-6888 for international callers, passcode 34687361. The Internet audio cast replay will be available at www.moneygram.com.

About MoneyGram International, Inc.

MoneyGram International, Inc. is a leading global payment services company. The company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company with approximately 152,000 global money transfer agent locations in 180 countries and territories. For more information, visit the company's website at www.moneygram.com.

Forward Looking Statements

The statements contained in this press release regarding MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) our substantial dividend and debt service obligations, as well as covenant requirements, adversely impact our ability to pay dividends on our common stock, to obtain additional financing and to operate and grow our business; (b) we may be unable to renew material retail agent customer contracts, or we may experience a loss of business from significant agents or customers; (c) we may be unable to operate our Payment Systems segment profitably pursuant to our new official check strategy and portfolio realignment; (d) stockholder lawsuits and other litigation or government investigations of the Company or its agents could result in material settlements, fines or penalties; (e) we may be unable to maintain existing or establish new banking relationships, including the Company’s clearing bank relationships, which could adversely affect our business, results of operation and our financial condition; (f) we may be unable to attract and retain key employees; (g) we may be unable to maintain sufficient capital to pursue our growth strategy and fund key strategic initiatives, such as product development and acquisitions; (h) we may be unable to successfully and timely implement new or enhanced technology and infrastructure, delivery methods and product and service offerings and we may invest in new products or services and infrastructure that are not successful; (i) we may be unable to successfully and timely implement new or enhanced technology and infrastructure, delivery methods and product and service offerings and we may invest in new products or services and infrastructure that are not successful; (j) we may be unable to compete against our large competitors, niche competitors or new competitors that may enter the markets in which we operate; (k) failure by us or our agents to comply with the laws and regulatory requirements in the U.S. and abroad, or changes in laws, regulations or other industry practices and standards could have an adverse effect on our results of operations; (l) offering money transfer transactions through agents in regions that are politically volatile or, in a limited number of cases, are subject to certain Office of Foreign Assets Control (“OFAC”) restrictions could cause contravention of U.S. law or regulations, subject us to fines and penalties and cause us reputational harm; (m) if we suffer system interruptions and system failures due to defects in our software, development delays and installation difficulties, or we suffer a material security breach of our systems, our business could be harmed; (n) in the event of a breakdown, catastrophic event, security breach, improper operation or any other event impacting our systems or processes or our vendors’ systems or processes, or improper action by our employees, agents, customer financial institutions or third-party vendors, we could suffer financial loss, loss of customers, regulatory sanctions and damage to our reputation; (o) we may be unable to scale our technology to match our business and transactional growth; (p) we may face credit and fraud exposure if we are unable to collect funds from our agents who receive the proceeds from the sale of our payment instruments; (q) inability by us to manage reputational damage to the Company’s brand due to the events leading to the Capital Transaction, as well as fraudulent or other unintended uses of our services could reduce the use and acceptance of our services; (r) opening new Company-owned retail locations and acquiring businesses subjects us to new risks and may cause a diversion of capital and management’s attention from our core business; (s) changes in immigration laws or other circumstances that discourage international migration could adversely affect our money transfer remittance volume or growth rate; (t) our business and results of operation may be adversely affected by political, economic or other instability in countries in which we have material agent relationships; (u) if we were unable to maintain compliance with the internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 this could have a material adverse effect on our business and stock price; (v) additional risk factors may be described in our other filings with the Securities and Exchange Commission from time to time.

Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

TABLE ONE
MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)

THREE MONTHS ENDED MARCH 31,	2008	2007
(Amounts in thousands, except per share data)
REVENUE
Fee and other revenue	$262,797	$213,133
Investment revenue	61,565	96,054
Net securities (losses) gains	(307,300)	864
Total revenue	17,062	310,051
Fee commissions expense	117,232	90,012
Investment commissions expense	96,889	62,248
Total commissions expense	214,121	152,260
Net (losses) revenue	(197,059)	157,791

EXPENSES
Compensation and benefits	52,299	50,031
Transaction and operations support	52,029	39,614
Depreciation and amortization	14,218	11,680
Occupancy, equipment and supplies	11,222	10,417
Interest expense	14,789	1,958
Debt extinguishment loss	1,499	-
Total expenses	146,056	113,700
(Loss) income before income taxes	(343,115)	44,091
Income tax expense	17,740	14,252
NET (LOSS) INCOME	$(360,855)	$29,839

Basic (loss) earnings per common share	$(4.40)	$0.36
Diluted (loss) earnings per common share	$(4.40)	$0.35

TABLE TWO
MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(Amounts in thousands, except share data)	2008	2007
ASSETS
Cash and cash equivalents	$-	$-
Cash and cash equivalents (substantially restricted)	4,654,341	1,552,949
Receivables, net (substantially restricted)	1,783,241	1,408,220
Trading investments (substantially restricted)	56,413	62,105
Available for sale investments (substantially restricted)	541,053	4,187,384
Property and equipment	163,148	171,008
Derivative financial instruments	-	1,647
Intangible assets	16,460	17,605
Goodwill	438,839	438,839
Other assets	173,860	95,254
Total assets	$7,827,355	$7,935,011

LIABILITIES
Payment service obligations	$6,656,163	$7,762,470
Debt	978,789	345,000
Derivative financial instruments	63,224	30,370
Pension and other postretirement benefits	87,887	85,451
Deferred tax liabilities	17,326	11,459
Accounts payable and other liabilities	156,729	188,778
Total liabilities	7,960,118	8,423,528

MEZZANINE EQUITY
Participating Convertible Preferred Stock-Series B, $0.01 par value, 800,000 shares authorized, 495,000 shares issued and outstanding	458,538	-
Participating Convertible Preferred Stock-Series B-1, $0.01 par value, 500,000 shares authorized, 272,500 shares issued and outstanding	255,963	-

STOCKHOLDERS' DEFICIT
Preferred shares - undesignated, $0.01 par value, 5,000,000 authorized, none issued	-	-
Preferred shares - junior participating, $0.01 par value, 2,000,000 authorized, none issued	-	-
Common shares, $0.01 par value, 250,000,000 shares authorized, 88,556,077 shares issued	886	886
Additional paid-in capital	72,557	73,077
Retained loss	(748,963)	(387,479)
Unearned employee benefits	(1,994)	(3,280)
Accumulated other comprehensive loss	(18,786)	(21,715)
Treasury stock: 5,962,493 and 5,910,458 shares at March 31, 2008 and December 31, 2007, respectively	(150,964)	(150,006)
Total stockholders' deficit	(847,264)	(488,517)
Total liabilities, mezzanine equity and stockholders' deficit	$7,827,355	$7,935,011

UNRESTRICTED ASSETS:
Cash and cash equivalents	$4,654,341	$1,552,949
Receivables, net	1,783,241	1,408,220
Trading investments	56,413	62,105
Available-for-sale investments	541,053	4,187,384
	7,035,048	7,210,658
Amounts restricted to cover payment service obligations	(6,656,163)	(7,762,470)
Excess (shortfall) in unrestricted assets	$378,885	$(551,812)

CONTACT:
MoneyGram International, Inc.
Investor Relations:
Don Duffy, 952-591-3840
ir@moneygram.com